UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2011

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 W. Wall, Suite 1400	79701
Midland, Texas	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 15, 2011, the Eleventh Court of Appeals (Case No. 11-09-00348-CV), in an appeal styled Raven Resources, LLC, Appellant v. Legacy Reserves Operating, LP, Appellee, on appeal from the 385th District Court, Midland County, Texas, reversed and rendered in part and reversed and remanded in part the trial court's summary judgment, dated November 10, 2009, in favor of Legacy Reserves Operating, LP (“Legacy Operating”), a subsidiary of Legacy Reserves, LP.
In its original petition to the trial court, filed August 15, 2008, Raven Resources, LLC (“Raven”) had sought, among other things, a declaratory judgment that the purchase agreement dated July 11, 2007 (the “PSA”) providing for the purchase by Legacy Operating of various non-operated oil and gas properties and interests in the Permian Basin for $20.3 million, subject to adjustment, was void, as a matter of law, alleging that Michael L. Lee, then an employee of Raven, had forged the signature of David Stewart, Raven's managing member. Raven had also asked the trial court to rescind the transaction, and to account for of all proceeds received by Legacy Operating since the properties were originally conveyed. Raven further alleged that Legacy Operating had failed to pay the full purchase price for the properties since David Stewart allegedly had only been aware of a June 27, 2007 draft of a purchase agreement, which provided for a $26.6 million purchase price, whereas the PSA, following property due diligence, contained a reduced purchase price of $20.3 million. Raven alleged that David Stewart, despite having signed 35 assignments incorporating the PSA as well as a certificate certifying and acknowledging Mr. Stewart had executed the PSA, was not aware of the revised terms of the PSA, nor the amounts of payments made to Raven until August 27, 2007, when Mr. Stewart purportedly discovered Michael Lee's fraud. With the proceeds received from Legacy at the closing of the transaction on August 3, 2007, Raven had paid its debts and its partners. In addition, Raven alleged that Legacy Operating benefitted from the fraud promulgated by Michael Lee, and asked the trial court for damages in excess of $6 million. Raven does not claim that Legacy knew about the forgery.
Legacy Operating filed a counterclaim for declaratory relief and for money damages based upon indemnity obligations and post-closing adjustments. The trial court granted a partial summary judgment in favor of Legacy Operating, denied a partial summary judgment sought by Raven, and entered a take-nothing judgment against Raven. The trial court severed the counterclaims brought by Legacy Operating.
In its April 15, 2011 ruling, the Court of Appeals rendered judgment that the PSA was void, as a matter of law, and that a void instrument is not subject to ratification. Further, while the Appeals Court held that the incorporation of the PSA into the assignments for the transfer of the properties will not void the assignments, the assignments were not complete in and of themselves in the absence of the terms of the PSA. The Court of Appeals further remanded to the trial court any issues regarding the repayment of the funds advanced by Legacy Operating, as well as any issues regarding any consideration received by Legacy Operating from or related to the properties.
Legacy disagrees with the Court of Appeal's determination and intends to pursue all available legal options. At this time, Legacy cannot predict any trial court or any other court's action, or the eventual outcome of this matter. While any liability as a result of this matter is not estimable at this time, Legacy currently believes that any outcome will not have a material impact on its financial condition or results of operation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its general partner

Date: April 21, 2011	/s/ Steven H. Pruett
Steven H. Pruett
President and Chief Financial Officer